Exhibit 99.1

Exicure, Inc. Reports First Quarter 2021 Financial Results and Corporate Progress

— Company Advances Clinical and Pre-Clinical Pipeline Designed to Bring Therapies to Patients With Unmet Medical Needs —

Chicago, IL. and Cambridge, MA. — May 12, 2021 — Exicure, Inc.® (NASDAQ: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the quarter ended March 31, 2021 and provided an update on corporate progress.
“Exicure is off to a strong start in 2021, as we continue to advance our clinical and pre-clinical programs and add depth to our Board of Directors and management team,” commented Dr. David Giljohann, Exicure’s Chief Executive Officer. “In the first quarter, cavrotolimod (AST-008) was granted two Fast Track designations and an Orphan Drug designation from the U.S. Food and Drug Administration. We also strengthened our Board of Directors with the appointments of Mr. James Sulat, Dr. Elizabeth Garofalo, and Mr. Andrew Sassine, and added expertise to our management team with the additions of Ms. Rebecca Peterson, VP, Investor Relations & Corporate Communications and Ms. Sarah Longoria, VP, Human Resources. We believe we are well positioned to execute on upcoming clinical milestones and operational goals for the remainder of 2021.”

Pipeline Highlights
Immuno-Oncology – Cavrotolimod (AST-008)
•The U.S. Food and Drug Administration (FDA) granted two Fast Track designations for cavrotolimod in January 2021:
–Cavrotolimod in combination with anti-programmed death (PD)-1 or anti-PD ligand 1 (PD-L1) therapy for the treatment of patients with locally advanced or metastatic Merkel cell carcinoma (MCC), refractory to prior anti-PD-(L)1 blockade.
–Cavrotolimod in combination with anti-PD-1 therapy for the treatment of patients with locally advanced or metastatic cutaneous squamous cell carcinoma (CSCC), refractory to prior anti-PD-1 blockade.
•The FDA granted Orphan Drug designation for cavrotolimod for the treatment of patients with MCC in March 2021.
•The Phase 1b/2 clinical trial of intra-tumoral cavrotolimod in combination with approved checkpoint inhibitors pembrolizumab or cemiplimab, for the treatment of patients with advanced or metastatic MCC or CSCC, is open and actively enrolling patients:
–In the first quarter of 2021, the Company continued enrolling patients in the Phase 2 dose expansion stage of the Phase 1b/2 clinical trial.
–As of April 22, 2021, 20 clinical trial sites are open for enrollment and seven additional sites are pending activation. The Company plans to open up to 30 sites for the Phase 2 stage of the clinical trial.
–The Company expects to provide interim results from the Phase 2 portion of the clinical trial in mid-2021, and we expect to report overall response rate (ORR) results in the first half of 2022.

Neurology – XCUR-FXN
•The Company hosted a virtual R&D Day in January 2021 to discuss progress within its neurology pipeline, which included an overview of the Company’s XCUR-FXN path to clinical validation for the treatment of Friedreich’s Ataxia (FA).
•During the first quarter of 2021, the Company continued to advance preclinical and IND-enabling studies of XCUR-FXN in FA and disclosed encouraging preclinical mouse data, demonstrating significant upregulation of XCUR-FXN components in the brain and spinal cord. The Company believes these data support the potential for XCUR-FXN as a disease-modifying treatment for the disease.
•The Company is on track with prior guidance to submit an IND for XCUR-FXN in FA by year-end 2021 and expects to initiate a first-in-patient Phase 1b clinical trial of XCUR-FXN in FA in the first half of 2022.

First Quarter Financial Results and Financial Guidance

Cash Position: Cash, cash equivalents and short-term investments were $67.4 million as of March 31, 2021 compared to $82.1 million as of December 31, 2020.

Research and Development (R&D) Expenses: R&D expenses were $10.3 million for the quarter ended March 31, 2021, compared to $6.1 million for the quarter ended March 31, 2020. The Company has increased full-time headcount in R&D from 36 at March 31, 2020 to 54 at March 31, 2021. The increase in R&D expense reflects this increased headcount and the related increase in R&D activities, in addition to increased clinical trial activities.

General and Administrative Expenses: General and administrative expenses were $2.9 million for the quarter ended March 31, 2021, compared to $2.6 million for the quarter ended March 31, 2020. This increase is primarily due to costs related to new hires needed to grow the Company as it evolves.

Net Loss: Exicure had a net loss of $12.5 million for the quarter ended March 31, 2021 compared to net income of $1.2 million for the quarter ended March 31, 2020. The increase in net loss was primarily driven by lower revenue associated with Exicure’s collaboration with AbbVie as well as higher R&D costs to advance our pipeline.

Cash Runway Guidance: The Company believes that, based on its current operating plans and estimates of future expenses, as of the date of this press release, its existing cash, cash equivalents and short-term investments will be sufficient to fund its operations for at least the next 12 months.

About Friedreich’s Ataxia (FA)
FA is a rare, degenerative, life-shortening neuro-muscular disorder that affects children and adults, and involves the loss of strength and coordination usually leading to wheelchair use, diminished vision, hearing and speech, scoliosis, increased risk of diabetes, and a life-threatening heart condition. There are currently no FDA-approved treatments. The Company estimates that approximately 13,000 patients across the United States, Europe, Canada and Australia are affected by FA.

About Exicure, Inc.
Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on its proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN a lipid-nanoparticle SNA–based therapeutic candidate, for the intrathecal treatment of Friedreich’s ataxia (FA). Exicure's therapeutic candidate cavrotolimod (AST-008) is in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact should be deemed forward looking including, but not limited to, statements regarding the design, timing and results of the Company’s Phase 1b/2 clinical trial of cavrotolimod (AST-008) including patient enrollment expectations and opening of additional clinical trial sites; the initiation, timing and results of its other preclinical studies and clinical trials, including XCUR-FXN; the potential of the Company’s SNA technology to provide therapeutic benefit to target diseases, including its ability to address the genetic challenges posed by Friedreich’s ataxia and other neurological conditions; the potential of the Company’s collaborations and R&D efforts; the Company’s ability to advance its clinical and preclinical pipeline to benefit patients with unmet medical need; the Company’s expectations with respect to its continued growth; and the Company’s anticipated cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic or its impact or effects may disrupt the Company’s business and/or the global healthcare system (including its supply chain) more severely than it has to date or more severely than anticipated, which may have the effect of further impacting or delaying the Company’s ongoing Phase 1b/2 clinical trial of cavrotolimod (AST-008); unexpected costs, charges or expenses that reduce the Company’s capital resources; the Company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; risks that preliminary results from clinical trials are not necessarily predictive of future clinical trial results; and the ability of the Company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the Company’s subsequent filings with the Securities and Exchange Commission.

Exicure Contact:
Rebecca Peterson
VP, Head of Investor Relations & Corporate Communications
617-678-5711
rpeterson@exicuretx.com

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macbiocom.com

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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$34,296	$33,262
Short-term investments	33,140	48,818
Accounts receivable	—	11
Prepaid expenses and other assets	6,551	4,231
Total current assets	73,987	86,322
Property and equipment, net	4,092	4,123
Right-of-use asset	8,443	8,606
Other noncurrent assets	1,426	1,393
Total assets	$87,948	$100,444
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,976	$1,866
Accrued expenses and other current liabilities	2,441	3,525
Deferred revenue, current	7,346	8,343
Total current liabilities	12,763	13,734
Long-term debt, net	16,659	16,589
Lease liability, noncurrent	7,829	7,959
Other noncurrent liabilities	656	656
Total liabilities	$37,907	$38,938

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 87,993,598 issued and outstanding, March 31, 2021; 87,651,352 issued and outstanding, December 31, 2020	9	9
Additional paid-in capital	168,442	167,379
Accumulated other comprehensive income (loss)	32	83
Accumulated deficit	(118,442)	(105,965)
Total stockholders' equity	50,041	61,506
Total liabilities and stockholders’ equity	$87,948	$100,444

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue:
Collaboration revenue	$997	$9,183
Total revenue	997	9,183
Operating expenses:
Research and development expense	10,262	6,075
General and administrative expense	2,892	2,574
Total operating expenses	13,154	8,649
Operating (loss) income	(12,157)	534
Other (expense) income, net:
Dividend income	1	39
Interest income	88	360
Interest expense	(409)	(128)
Other income, net	—	345
Total other (expense) income, net	(320)	616
Net (loss) income before provision for income taxes	(12,477)	1,150
Provision for income taxes	—	—
Net (loss) income	$(12,477)	$1,150

Basic (loss) earnings per common share	$(0.14)	$0.01
Diluted (loss) earnings per common share	$(0.14)	$0.01

Weighted-average basic common shares outstanding	87,852,378	87,079,160
Weighted-average diluted common shares outstanding	87,852,378	88,244,632